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                     SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549



                                  Form 8-K



                               CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): October 14, 2005



                           AMERITYRE CORPORATION
                       ----------------------------
        (Exact name of registrant as specified in its charter)


          NEVADA                    33-94318-C             87-0535207
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(State or other jurisdiction (Commission File Number) (IRS Employer ID No.)
 of incorporation)



                1501 Industrial Road, Boulder City, Nevada  89005
                -------------------------------------------------
                     (Address of principal executive office)


Registrant's telephone number, including area code: (702) 294-2689
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Item 5.02 Departure of Directors or Principal Officers; Election of Directors;
Appointment of Principal Officers


     On October 14, 2005, Amerityre Corporation (the "Company") announced the appointment of Gary N. Benninger as Chief Operating Officer, effective October 16, 2005. Dr. Benninger served as Director of Technology Development from 1999 to 2005 by Magna International, Inc., a $20+billion diversified auto parts supplier. In this capacity, Dr. Benninger was responsible for identifying key new technologies as well as managing the design, engineering and manufacturing launch of target products. During 1998 and 1999, Dr. Benninger was the Chief Operating Officer of the North American Operations of Becker Group, a $1.5 billion privately held automotive interior systems supplier. Prior to joining Becker, he was the Executive Vice President of Engineering and R&D at Magna and also served as Division General Manager and Vice President of Product Development. He has also worked for Ford Motor Company as an engineering manager and the National Aeronautics and Space Administration (NASA) as a research scientist. Dr. Benninger received his B.S.(1964), M.S.(1965), and Ph.D. (1970) degrees all in physics at the West Virginia University, Morgantown, West Virginia.

     Dr. Benninger's employment contract with the Company is for an initial term of one year beginning October 16, 2005, at an annual salary of $250,000, renewable by mutual agreement. The contract also includes provisions for the payment of a bonus share award of 10,000 shares of the Company's common stock vesting January 15, 2006, and a grant of options for the purchase of 150,000 shares of the Company's common stock, subject to annual vesting provisions (50,000 options on June 30th 2006-2008). The bonus share award and the options are being issued under the terms of the Company's 2005 Stock Option and Award Plan. Both the bonus share award and the vesting of the options are subject to continuing employment with the Company.

     The press release announcing Dr. Benninger's appointment is attached hereto as an exhibit.

Item 9.01 Financial Statements and Exhibits

     Exhibit 99 - Press Release dated October 16, 2005

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

                                       AMERITYRE CORPORATION


Date: October 14, 2005                /S/ Elliott N. Taylor, Executive VP